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Exhibit 99.1

NEWS RELEASE

CONTACT:
Kim P. Boswood Investor Relations (Ext. 118) kimb@amvproperties.com	1780 South Bellaire Street Suite 100 Denver, CO 80222 Fax: (303) 296-7353	Listed: AMEX Trading Symbol: AMV www.amvproperties.com

AMERIVEST ANNOUNCES AMENDED LOAN AGREEMENT WITH EXISTING BANK GROUP

        DENVER, CO, June 6, 2005—AmeriVest Properties Inc. (AMEX: AMV), a real estate investment trust serving small- to medium-size office tenants, today announced an amended loan agreement on its secured credit facility with its existing bank group.

        The current agreement requires AmeriVest to repay at least $2.5 million of its Secured Facility by July 1, 2005 and at least $10 million by September 1, 2005. The new terms eliminate the July 1 payment requirement. The amendment also extends the maturity date with respect to the Secured Facility from November 12, 2005 to January 31, 2006. All other terms of the agreement as amended on March 15, 2005 remain unchanged.

Company Information

        AmeriVest Properties Inc., with its principal office in Denver, Colorado, provides Smart Space for Small Business™ in Denver, Phoenix, Dallas and Indianapolis by acquiring, repositioning and operating multi-tenant office buildings in those markets. To receive AmeriVest's latest news and information, visit our website at www.amvproperties.com.

        In addition to historical information, this press release contains forward-looking statements and information under federal securities laws. These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management's beliefs and assumptions made by management. While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management's control. As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release. In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants' financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest's 2004 Annual Report on Form 10-K and from time to time in the Company's filings with the Securities and Exchange Commission.

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AMERIVEST ANNOUNCES AMENDED LOAN AGREEMENT WITH EXISTING BANK GROUP